Exhibit 3.1

EXECUTION

SECOND CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HS SPINCO, INC.

HS SPINCO, INC. (the “Company”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST:     That the name of the Company is HS Spinco, Inc. The Company was originally incorporated pursuant to the DGCL, and the original certificate of incorporation of the Company (the “Certificate”) was filed with the Secretary of State of the State of Delaware, on April 13, 2018, and the Certificate was subsequently amended by the certificate of amendment filed with the Secretary of State of the State of Delaware on January 4, 2019.

SECOND:    That the Board of Directors of the Company duly adopted resolutions approving the following amendment to the Certificate, declaring such amendment to be advisable and in the best interests of the Company.

THIRD:    That the following amendment of the Certificate herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL and shall be effective at 12:10 a.m. Eastern Time on February 4, 2019:

Article One of the Certificate is hereby amended to read in its entirety as follows:

The name of the Company is Covetrus, Inc. (the “Company”).

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Second Certificate of Amendment to be signed in its name and on its behalf by its duly authorized officer as of February 1, 2019.

/s/ Steven Paladino

Name:	Steven Paladino
Title:	President, Treasurer and Chief Financial Officer

[Signature Page of Certificate of Amendment to Certificate of Incorporation of HS Spinco, Inc.]